Exhibit 10.2

To:	Dennis Triplett

From:	Sheryl Roland

Effective Date: July 30, 2012

Re:	Amended and Restated Change in Control Agreement

The Active Network, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of the Company’s key management personnel. In this regard, the Company’s Board of Directors (the “Board”) recognizes that the possibility of a change in control of the Company may exist in the future and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.

In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the benefits set forth in this Agreement in the event that your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined below).

1. Change in Control. You shall receive no benefits under this Agreement unless there has been a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean and include each of the following:

(a) A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination or (ii) a sale or other disposition of all or substantially all of the Company’s assets or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group will be treated for purposes of this definition as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(c) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Board will have full and final authority, which will be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto. Notwithstanding the foregoing, the following events shall not constitute a “Change in Control”: (i) a mere reincorporation of the Company; (ii) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; (iii) the Company’s (or any successor entity’s) initial public offering of its equity securities; or (iv) a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

2. Severance Benefits

(a) Benefits Upon Termination. If a Change in Control occurs and your employment is terminated voluntarily by you for Good Reason (as defined below) within the twelve (12) month period immediately following the date of such Change in Control, or if your employment is terminated by the Company other than for Cause (as defined below) at any time, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, you shall be entitled to the benefits provided below:

(i) the Company shall, on the date of termination, pay to you your full earned but unpaid base salary, when due, through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due;

(ii) subject to your compliance with Section 2(b) and Section 3, you shall be entitled to receive severance pay equal to your monthly Base Salary (as defined below) for a period of twelve (12) months, payable in a lump sum within fifteen (15) days of the Release Effective Date (as defined below). Your “Base Salary” will be the rate of your base salary from the Company as in effect on the date of your discharge from employment with the Company (or, if greater, the rate of your base salary from the Company immediately prior to the Change in Control);

(iii) subject to your compliance with Section 2(b) and Section 3, if you elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the portion of the premiums of your group health insurance coverage, including coverage for your eligible dependents, that exceeds the contributions required by you immediately prior to your date of termination for a period of twelve (12) months following your date of termination; provided, further, that the Company will pay premiums for your eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the date of termination of your employment. No premium payments will be made following the effective date of your eligibility for coverage by a health insurance plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, if any, you will be entitled to maintain such coverage at your own expense;

(iv) subject to your compliance with Section 2(b) and Section 3, with respect to the termination of your employment by the Company other than for Cause and other than within the twelve (12) month period immediately following the date of a Change in Control, the vesting and/or exercisability of such number of Stock Awards that would vest over the twelve (12) month period following your date of termination had you remained continuously employed by the Company through such period shall be automatically accelerated as of your date of termination. For purposes of this Section 2(a), “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof;

(v) subject to your compliance with Section 2(b) and Section 3, with respect to the termination of your employment by the Company other than for Cause or the termination of your employment by you for “Good Reason” within the twelve (12) month period immediately following the date of a Change in Control, one hundred percent (100%) of the unvested Stock Awards shall be automatically accelerated as of your date of termination;

(vi) you shall be entitled to receive an amount equal to your target annual bonus for the fiscal year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been attained, prorated based on the number of days during such fiscal year you were employed by the Company; and(vii) subject to certain limited exceptions, your Stock Awards shall remain exercisable for a period of one year following the termination date.

(b) Release. Prior to the payment of any benefits under this Agreement, you will be required to execute a release (the “Release”) in the form attached hereto and incorporated herein as Appendix A or Appendix B, as applicable. Such Release will specifically relate to all of your rights and claims in existence at the time of the execution thereof and will confirm your obligations under the Company’s standard form of employee confidentiality and inventions agreement. As specified in the applicable Release, you will have a certain number of calendar days to consider whether to execute such Release, and you may revoke such Release within seven (7) calendar days after execution, if applicable. You must execute the Release and not revoke the Release in order to be entitled to benefits under this Agreement. Your “Release Effective Date” will be the later of (i) the day upon which you execute the Release or (ii) the day upon which the seven (7) day revocation period applicable to such Release, if any, expires without a revocation of such Release by you. Your Release Effective Date must be within fifty-five (55) days following the date of your termination of employment. If your Release Effective Date does not occur within fifty-five (55) days of your termination of employment, you will not be entitled to benefits under this Agreement.

(c) No Mitigation. Subject to Section 2(a)(iii) above, you shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Company) claimed to be owed by you to the Company, or otherwise.

(d) Definition of Cause. For purposes of this Agreement, “Cause” shall mean (i) your gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct with respect to your obligations or otherwise relating to the business of the Company; (ii) the material breach of any agreement between you and the Company, including Company policies and practices; (iii) your conviction or entry of a plea of nolo contendere for fraud or embezzlement, or any felony or crime of moral turpitude; or (iv) your willful neglect of duties or failure to satisfactorily perform stated duties, in each case as determined in good faith by the Board.

(e) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events or conditions without your written consent:

(i) a material diminution in your base compensation (and you and the Company hereby agree that a diminution of your base compensation of at least ten percent (10%) shall be required for such change to be considered a material diminution);

(ii) a material change in the geographic location at which you must perform your duties (and you and the Company hereby agree that a requirement that you be based at any place outside of at least a 30-mile radius of your place of employment as of the date of this agreement, except for reasonably required travel on the Company’s business, shall be required for such change to be considered a material change);

(iii) a material diminution in your authority, duties or responsibilities; or

(iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under this Agreement.

You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within thirty (30) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you. Any voluntary termination of your employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is three (3) months following the initial occurrence of one of the foregoing events or conditions without your written consent.

(f) Notice of Termination. Any purported termination of your employment by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written notice of termination to the other party hereto in accordance with Section 5.

(g) Other Terminations. If your employment is terminated by the Company for Cause or by you without Good Reason, as a result of your death or disability, or if your employment is terminated for any reason prior to the occurrence of a Change in Control or more than twelve (12) months following the occurrence of a Change in Control, the Company shall not have any other or further obligations to you under this Agreement (including any financial obligations).

3. Restrictive Covenants.

(a) Employee Proprietary Information and Inventions Agreement. You acknowledge that you have executed and are subject to the provisions of the Company’s standard Employee Proprietary Information and Inventions Agreement (the “Employee Proprietary Information and Inventions Agreement”), which agreement is incorporated herein by reference.

(b) Noncompetition. While you are employed by the Company, you agree that you will not conduct business with any competitor of the Company, whether such business is conducted by you individually or as a principal, partner, member, stockholder, director, trustee, officer, employee or independent contractor.

(c) Nonsolicitation. While you are employed by the Company, and for a period of twelve (12) months after the date of your termination of employment with the Company, you agree that you will not in any manner, directly or indirectly (without the prior written consent of the Company) employ or solicit for employment for himself or any other business entity (other than the Company) any individual who was, during the period of your employment with the Company or the twelve (12) month period following the date of your termination of employment, an employee, officer, agent or representative of the Company.

(d) Remedies. If you breach or threaten to commit a breach of any of the provisions of this Section 3, the Company shall have the right to cease all payments and benefits to you under Section 2, in addition to any other rights and remedies available to the Company under law or in equity.

(e) Severability. If any court determines that any of the covenants set forth in this Section 3, or any part thereof, is invalid or unenforceable, the remainder of the covenants set forth in this Section 3 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the covenants set forth in this Section 3, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. You hereby waive any and all right to attack the validity of the covenants set forth in this Section 3 on the grounds of the breadth of their geographic scope or the length of their term.

4. Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9. Entire Agreement. Except with respect to the Notice of Grant of Restricted Stock Units (Performance Vesting) in connection with the Stock Awards granted on May 23, 2012 and August 28, 2012 (the “Grant Notice”), this Agreement and the Employee Proprietary Information and Inventions Agreement set forth the entire agreement of the parties hereto in respect of the payment of severance and the other matters described herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the payment of severance, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans and any retention bonus agreements. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements. Notwithstanding anything to the contrary set forth herein, in the event of any conflict between the terms of this Agreement and the terms of the Grant Notice, the terms of the Grant Notice shall supersede the terms of this Agreement.

10. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

11. Arbitration; Dispute Resolution, Etc. Unless otherwise provided herein, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in San Diego County, California, administered by the American Arbitration Association (the “AAA”), in accordance with the National Rules for the Resolution of Employment Disputes of the AAA (the “Rules”). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with the Rules. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The Company will pay the direct costs and expenses of the arbitration. You and the Company are responsible for your respective attorneys’ fees incurred in connection with enforcing this Agreement; however, you and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees within forty-five (45) days following any such award, but in no event later than the last day of your taxable year following the taxable year in which the fees were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of your termination of employment. This Section 11 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to your employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation, injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both you and the Company expressly waive your rights to a jury trial.

12. Code Section 409A.

(a) The compensation and benefits payable under this Agreement, including without limitation the severance benefits described in Section 2 of this Agreement, are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, to the maximum extent permitted by applicable law, amounts payable to you pursuant to Section 2(a) shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company and you determine that any compensation or benefits payable under this Agreement may be or become subject to Code Section 409A and related Department of Treasury guidance, the Company and you agree to amend this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take such other actions as the Company and you deem necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Code Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (ii) comply with the requirements of Code Section 409A and related Department of Treasury guidance.

(b) Notwithstanding anything herein to the contrary, to the extent any payments to you pursuant to Section 2(a) are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if at the time of your Separation from Service you are a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is at least six (6) months following your Separation from Service (or the earliest date as is permitted under Section 409A of the Code); provided, however, that the Company shall use its reasonable efforts to minimize such deferral and the dollar amount of payments or benefits so impacted.

13. Survival. The respective obligations and benefits afforded to the Company and you as provided in Sections 2 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 3, 4, 6, 11 and 13 shall survive the termination of this Agreement.

[Signature page follows]

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

THE ACTIVE NETWORK, INC.

By:	/s/ Sheryl Roland
Name:	Sheryl Roland
Its:	EVP, Human Resources

Agreed and Accepted:

/s/ Dennis Triplett
Dennis Triplett

APPENDIX A

RELEASE

(INDIVIDUAL TERMINATION)

THIS RELEASE is made as of this     day of             ,         , by and between The Active Network, Inc. (the “Company”) and [Name] (“Employee”).

Certain capitalized terms used in this Release are defined in that certain Change in Control Agreement between the Company and me (as amended to date, the “Agreement”), the terms of which I have previously agreed to and of which this Release is a part. I have been offered the opportunity to receive the severance benefits described in Section 2 of the Agreement from the Company to which I otherwise would not be entitled by executing the general release of claims set forth in this Release.

I hereby confirm my obligations under Section 3 of the Agreement.

I hereby for myself, and my heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, do hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of my initial dealings with the Company or any predecessor to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company or any predecessor, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. ss. 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. ss. 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. ss. 12101 – 12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. ss. 2601 et seq., the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, as amended, the Immigration Reform and Control Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including such claims to vested or accrued payments, benefits and other rights provided to me under the Agreement and any employee benefit plan of the Company in which I am a participant. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release will operate as a clear and unequivocal waiver by me of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which I am a participant. It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.

I ACKNOWLEDGE THAT I HAVE BEEN ADVISED OF AND AM FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, I HEREBY EXPRESSLY WAIVE ANY RIGHTS I MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

I further agree and recognize that I have permanently and irrevocably severed my employment relationship with the Company and that the Company has no obligation to employ me in the future.

The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and will not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to me.

I certify and acknowledge as follows:

(a) That I have read the terms of this Release, and that I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b) That I have signed this Release voluntarily and knowingly in exchange for the consideration described herein, which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;

(c) That I have been and am hereby advised in writing to consult with an attorney prior to signing this Release;

(d) That I do not waive rights or claims that may arise after the date this Release is executed;

(e) That neither the Company, nor any of its trustees, managers, employees, or attorneys, has made any representations to me concerning the terms or effects of this Release other than those contained herein;

(f) That I have not filed, and will not hereafter file, any claim against the Company relating to my employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that I have signed this Release, other than a claim that the Company has failed to pay me the severance payments or benefits due under the Agreement or any employee benefit plan of the Company in which I am a participant;

(g) That if I commence, continue, join in, or in any other manner attempt to assert any claim released herein against the Company, or otherwise violate the terms of this Release, (i) I will cease to have any further rights to severance payments or benefits from the Company, and (ii) I will be required to return any severance payments or benefits made to me by the Company (together with interest thereon); and

(h) I acknowledge that I may later discover facts different from or in addition to those which I know or believe to be true now, and I agree that, in such event, this Release will nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

I agree that neither I nor anyone acting by, through, under or in concert with me shall disparage or otherwise communicate negative statements or opinions about the Company, its directors, officers, employees or business. Except as may be required by law, neither I, nor any member of my family, nor anyone else acting by, through, under or in concert with me, will disclose to any individual or entity (other than my legal or tax advisors) the terms of the Agreement or this Release.

This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.

This Release and the Agreement constitute the complete understanding between me and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by me and an authorized officer of the Company.

In the event that any provision or portion of this Release will be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

The respective rights and obligations of the parties hereunder will survive termination of this Release to the extent necessary for the intended preservation of such rights and obligations.

This Release will be governed by and construed and interpreted in accordance with the laws of the State of California without reference to the principles of conflict of law.

FOR EMPLOYEES AGE 40 OR OLDER ONLY:

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have 21 days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have 7 days following the execution of this Release by the parties to revoke the Release; and (E) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me.

[NAME]

Date:

APPENDIX B

RELEASE

(GROUP TERMINATION)

THIS RELEASE is made as of this      day of             ,         , by and between The Active Network, Inc. (the “Company”) and [Name] (“Employee”).

Certain capitalized terms used in this Release are defined in that certain Change in Control Agreement between the Company and me (as amended to date, the “Agreement”), the terms of which I have previously agreed to and of which this Release is a part. I have been offered the opportunity to receive the severance benefits described in Section 2 of the Agreement from the Company to which I otherwise would not be entitled by executing the general release of claims set forth in this Release.

I hereby confirm my obligations under Section 3 of the Agreement.

I hereby for myself, and my heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, do hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of my initial dealings with the Company or any predecessor to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company or any predecessor, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. ss. 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. ss. 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. ss. 12101 – 12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. ss. 2601 et seq., the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, as amended, the Immigration Reform and Control Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including such claims to vested or accrued payments, benefits and other rights provided to me under the Agreement and any employee benefit plan of the Company in which I am a participant. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release will operate as a clear and unequivocal waiver by me of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which I am a participant. It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.

I ACKNOWLEDGE THAT I HAVE BEEN ADVISED OF AND AM FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, I HEREBY EXPRESSLY WAIVE ANY RIGHTS I MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

I further agree and recognize that I have permanently and irrevocably severed my employment relationship with the Company and that the Company has no obligation to employ me in the future.

The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and will not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to me.

The attachment to this Release includes a listing of the ages and job titles of all employees of the Company who are eligible to receive the severance benefits described in the Agreement by signing a Release constituting a general release of all claims.

I certify and acknowledge as follows:

(a) That I have read the terms of this Release, and that I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b) That I have signed this Release voluntarily and knowingly in exchange for the consideration described herein, which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;

(c) That I have been and am hereby advised in writing to consult with an attorney prior to signing this Release;

(d) That I do not waive rights or claims that may arise after the date this Release is executed;

(e) That neither the Company, nor any of its trustees, managers, employees, or attorneys, has made any representations to me concerning the terms or effects of this Release other than those contained herein;

(f) That I have not filed, and will not hereafter file, any claim against the Company relating to my employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that I have signed this Release, other than a claim that the Company has failed to pay me the severance payments or benefits due under the Agreement or any employee benefit plan of the Company in which I am a participant;

(g) That if I commence, continue, join in, or in any other manner attempt to assert any claim released herein against the Company, or otherwise violate the terms of this Release, (i) I will cease to have any further rights to severance payments or benefits from the Company, and (ii) I will be required to return any severance payments or benefits made to me by the Company (together with interest thereon); and

(h) I acknowledge that I may later discover facts different from or in addition to those which I know or believe to be true now, and I agree that, in such event, this Release will nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

I agree that neither I nor anyone acting by, through, under or in concert with me shall disparage or otherwise communicate negative statements or opinions about the Company, its directors, officers, employees or business. Except as may be required by law, neither I, nor any member of my family, nor anyone else acting by, through, under or in concert with me, will disclose to any individual or entity (other than my legal or tax advisors) the terms of the Agreement or this Release.

This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.

This Release and the Agreement constitute the complete understanding between me and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by me and an authorized officer of the Company.

In the event that any provision or portion of this Release will be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

The respective rights and obligations of the parties hereunder will survive termination of this Release to the extent necessary for the intended preservation of such rights and obligations.

This Release will be governed by and construed and interpreted in accordance with the laws of the State of California without reference to the principles of conflict of law.

FOR EMPLOYEES AGE 40 OR OLDER ONLY:

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have 45 days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have 7 days following the execution of this Release by the parties to revoke the Release; (E) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

[NAME]

Date:

ATTACHMENT TO RELEASE

The following information is provided to comply with the Older Workers Benefit Protection Act. Capitalized terms used herein but not defined will have the meanings given them in the General Release to which this Attachment is attached. Attached are the ages of all employees of Active Network, Inc. and its subsidiaries (collectively, the “Company”) who are eligible to receive the severance benefits by signing a Release constituting a general release of all claims:

(1)	The decisional unit is the Company.

(2)	The attachment includes a listing of the ages and job titles of all employees of the Company who are eligible to receive the severance benefits by signing a Release constituting a general release of all claims.

JOB CLASSIFICATION AND AGE OF EMPLOYEES

ELIGIBLE FOR SEVERANCE BENEFITS

Job Title	Selected Persons by Age	Age of Those Not Selected for Termination